EXHIBIT 99.1


[LOGO OF WEST CORPORATION]


West Corporation                        AT THE COMPANY:
11808 Miracle Hills Drive               Carol Padon
Omaha, NE 68154                         Investor Relations
(402) 963-1500


               West Corporation Completes Acquisition of InterCall

Omaha, NE.--(PRNewswire)--West Corporation (NASDAQ: WSTC), a leading provider of outsourced communication solutions, today announced it has completed its acquisition of InterCall after receiving approval from the stockholders of parent company ITC Holding Company.

The acquisition, for a net purchase price of $399.6 million in cash, was first announced on March 27th, 2003, and is being fully funded with a combination of cash and a committed bank credit facility.

InterCall, which will operate as a division of West Corporation, is a leading provider of high quality audio, web, and video conferencing solutions with a client base of over 14,000 organizations in North America, Europe and Asia. Founded in 1991 and based in Chicago, IL, InterCall is the largest independent U.S. audio conferencing provider, and currently employs approximately 1,200 people. In 2002, InterCall produced revenue of approximately $196 million and net income of approximately $30.1 million.

"We are very pleased to close this acquisition," commented Thomas B. Barker, President and Chief Executive Officer. "Every part of this process has confirmed our original research that buying InterCall was the best way to enter the growing teleconferencing market. The InterCall management team will remain with the company, and their expertise will be invaluable in the integration process and future growth of the company."

Goldman Sachs represented West Corporation in the acquisition and Wachovia Corporation arranged the bank credit facility for the Company.

Outlook and Conference Call
The company will issue a separate press release after the markets close on Tuesday, May 13th updating its 2003 annual guidance in light of the acquisition. A conference call to discuss the update will follow on Wednesday May 14th at 10:00 AM Central Time.

Investors may access the call by visiting the Investor Relations section of the West Corporation website at www.west.com and clicking on the Live Webcast icon. If you are unable to participate during the live webcast, a replay of the call will also be available on the website.

About West Corporation
West Corporation is a leading provider of outsourced communication solutions to many of the worlds largest companies. The company helps its clients communicate effectively, maximize the value of their customer relationships and drive greater revenue from each transaction. West's integrated suite of customized solutions includes customer acquisition and retention services, direct marketing services, worldwide teleconferencing and accounts receivable management services.

Founded in 1986 and headquartered in Omaha, Nebraska, West has a team of approximately 25,000 employees based in North America, Europe and Asia.

For more information, please visit www.west.com.

Statements which are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties. Such risks and uncertainties include, but are not limited to: planned expansion of operating facilities; labor market conditions; mergers, acquisitions, or joint ventures, including their execution; customer concentrations; technological innovation; and general economic conditions. Further information regarding the factors that could cause actual results to differ from expected or projected results can be found in documents filed by the Company with the United States Securities and Exchange Commission (the "SEC").


                                                                               2